UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934 or Suspension
               of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                        Commission File Number: 000-17005


                           DEKALB GENETICS CORPORATION
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             (Exact name of registrant as specified in its charter)

                   3100 SYCAMORE ROAD, DEKALB, ILLINOIS 60015
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              CLASS A COMMON STOCK
                              CLASS B COMMON STOCK
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            (Title of each class of securities covered by this Form)


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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [X]             Rule 12h-3(b)(1)(ii)     [  ]
         Rule 12g-4(a)(1)(ii)    [  ]            Rule 12h-3(b)(2)(i)      [  ]
         Rule 12g-4(a)(2)(i)     [  ]            Rule 12h-3(b)(2)(ii)     [  ]
         Rule 12g-4(a)(2)(ii)    [  ]            Rule 15d-6               [  ]
         Rule 12h-3(b)(1)(i)     [X]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, DEKALB Genetics Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   December  4, 1998             By: /s/ John H. Witmer
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                                         Name:  John H. Witmer
                                         Title: Senior Vice President